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                           CONSENT OF DIRECTOR NOMINEE

            Beacon Roofing Supply, Inc., a Delaware corporation (the "Company"), intends to file a Registration Statement on Form S-1 (together with any amendments and the prospectus contained therein, the "Registration Statement") registering shares of its common stock for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement as a director nominee who has agreed to serve as a director of the Company beginning immediately prior to the effectiveness of the Registration Statement and to all references to me in connection therewith contained in the Registration Statement.

                                          /s/ James Gaffney
                                          ------------------------------------
                                          James Gaffney

May 28, 2004